Exhibit 23.2

To Whom It May Concern:

We hereby consent to the inclusion of our Report of Independent Registered Public Accounting Firm dated April 27, 2016 in Registration Statement on Form S-1 dated April 27, 2016 on the balance sheets of RC-1, Inc. for the years ended December 31, 2015 and 2014 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2015 and 2014.

In addition, we consent to the reference to me under the heading "Experts" in the Registration Statement.

/s/ Pritchett, Siler & Hardy, P.C

Pritchett, Siler & Hardy, P.C

Salt Lake City, Utah 84111

April 27, 2016